EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the Nasdaq National Market System.

Date	Type	Price	Shares
06/05/2008	Sale	$11.21	1000
06/05/2008	Sale	11.22	10000
06/05/2008	Sale	11.23	90354
06/05/2008	Sale	11.24	1100
06/06/2008	Sale	11.15	5000
06/06/2008	Sale	11.16	34700
06/06/2008	Sale	11.17	11200
06/06/2008	Sale	11.20	7400
06/09/2008	Sale	11.16	22000
06/09/2008	Sale	11.17	14000
06/09/2008	Sale	11.18	500
06/10/2008	Sale	11.16	15900
06/10/2008	Sale	11.17	19400
06/10/2008	Sale	11.18	9800